[Cahill Gordon & Reindel LLP Letterhead]



                                                                   May [ ], 2003

ICON plc
South County Business Park,
Leopardstown, Dublin 18,
Ireland

Ladies and Gentlemen:

              In connection with the Registration Statement (No. 333-102893) on Form F-3 (the "Registration Statement") you have requested our opinion as to certain U.S. federal income tax matters. Our opinion is set forth in the Registration Statement under the heading "U.S. Taxation Considerations."

              We hereby consent to the filing of this letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption "U.S. Taxation Considerations" in the Registration Statement.

                                                   Very truly yours,